UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): August 19, 2008
DENBURY RESOURCES INC.
(Exact name of Registrant as specified in its charter)
Delaware
(State or other jurisdiction
of incorporation or organization)

1-12935	20-0467835
(Commission File Number)	(I.R.S. Employer
Identification No.)

5100 Tennyson Parkway
Suite 1200
Plano, Texas	75024
(Address of principal executive offices)	(Zip code)
Registrant’s telephone number, including area code: (972) 673-2000
N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
On August 19, 2008, the principal wholly-owned operating subsidiary of Denbury Resources Inc. (NYSE: DNR), Denbury Onshore, LLC, entered into an agreement with a privately-owned company, Wapiti Energy, LLC and its wholly-owned subsidiaries, Wapiti Operating, LLC and Wapiti Gathering, LLC to purchase a 91.4% working interest (approximate net revenue interest of 77.6%) in Conroe Field, an oil field with oil reserves that have the potential to be extracted using Carbon Dioxide for tertiary flooding. The Company will succeed the seller as operator of the field.
The primary assets are north of Houston, Texas. The transaction is expected to close in October 2008, subject to our due diligence and other conditions to closing customary for transactions of this type. The acquisition price is $600 million and is subject to adjustment at the closing date or during the subsequent 36 months if oil futures prices exceed $121 per barrel (the “Base Price”) as follows:
•	At the closing date the purchase price will be adjusted upward if the average settlement price (using the last business day prior to closing) of the NYMEX crude oil futures strip prices for the ensuing 16 months (i.e. November 2008 – February 2010) (the “Adjustment Price”) is then in excess of the $121 per barrel Base Price. The purchase price will increase by $7.2 million for each dollar (or fraction thereof) per barrel of oil price increase in the Adjustment Price over the Base Price. If the Adjustment Price on the date of closing is less than $121 per barrel, the Adjustment Price will be $121 per barrel.

•	For a period of 36 months after closing, the seller shall have a one-time election (to be exercised on any business day of the seller’s choosing) to receive additional consideration if the average settlement price of the 12 month NYMEX strip of crude oil futures on the day of election (“Election Price”) is in excess of the Adjustment Price. The additional consideration will be $7.2 million for each dollar (or fraction thereof) that the Election Price exceeds the Adjustment Price.

•	The maximum additional consideration that the seller may receive pursuant to the two opportunities for additional consideration will be $125 million.
On August 20, 2008, we transferred to the seller $30 million as a performance deposit which will be credited to the purchase price at closing. If the conditions to closing are satisfied and the acquisition is not consummated by October 1, 2008 due to our failure to perform our material obligations, then we will forfeit the performance deposit.
We plan to fund the acquisition initially with bank debt, which will require an anticipated increase in our bank credit line. Currently our borrowing base under our credit agreement is $1.0 billion with the commitment amount set at $350 million. The borrowing base represents the amount that can be borrowed from a credit standpoint based on our assets, as confirmed by the banks, while the commitment amount is the amount the banks have committed to fund pursuant to the terms of the credit agreement. The banks have the option to participate in any borrowing request by us in excess of the commitment amount, up to the borrowing base limit, although the banks are not obligated to fund any amount in excess of the commitment amount. We intend to follow up with other sources of funds including possibly other debt financing or the sale of our Barnett Shale properties in North Texas.
We plan to build an eighty mile pipeline to transport to the Conroe Field the CO2 to be used for tertiary flooding. For more details on our expected expenditures to extract oil from the Conroe Field, see the attached press release.
Item 9.01 Financial Statements and Exhibits
(c) Exhibits

Exhibit Number	Document Name

Exhibit 99.1	Press release dated August 21, 2008

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DENBURY RESOURCES INC.

Date: August 25, 2008	By:	/s/ Phil Rykhoek

	Name:	Phil Rykhoek
	Title:	Senior Vice President and Chief Financial Officer

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